Exhibit 99.1

Applied DNA Announces Third Quarter Fiscal 2021

Revenues Increased 294% Year-Over-Year to $1.7 Million

– Year-To-Date Revenues Increase 270% From Last Fiscal Year to $6.0 Million –

- Company to Hold Conference Call and Webcast Today, Thursday, August 12, 2021, at 4:30 PM ET -

STONY BROOK, N.Y. – August 12, 2021 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing and nucleic acid-based technologies, today announced consolidated financial results for the three and nine months ended June 30, 2021.

“We delivered excellent year-over-year revenue growth in the fiscal third quarter while laying the groundwork to secure a recently awarded COVID-19 testing services contract that has potential to be the largest contract in the Company’s history,” said Dr. James A. Hayward, president and CEO of Applied DNA. “Demand for safeCircle™, our pooled COVID-19 testing program, experienced a seasonal decline from the fiscal second quarter, reflecting the start of the summer recess months for our academic clients and progressively higher vaccination rates and lower positivity rates in our operating area. Our recent award from the City University of New York for large-scale turnkey COVID-19 testing services should continue to drive strong year-over-year revenue growth over the period of the contract.”

Continued Dr. Hayward, “Our operating activities during the quarter were distinguished by an expansion of our COVID-19 offerings to drive incremental revenue and to drive adoption of LinearDNA™ as an alternative to plasmids for nucleic acid-based therapies. Following constructive interactions with the U.S. Food and Drug Administration (FDA) as part of a preliminary Emergency Use Authorization application process and the evolving nature of the pandemic, we revised our LineaTM SARS-CoV-2 Mutation (the “Linea Mutation Panel”) (formerly SGS™ Mutation Panel) to target three SARS-CoV-2 mutations (E48K, L452R, N501Y) that have been designated substitutions (mutations) of therapeutic concern by the Centers for Disease Control and Prevention.

“Should the FDA grant an EUA for the Linea Mutation Panel, we believe that it will offer clinical utility to healthcare systems by enabling precision COVID-19 treatment and commercial utility to monoclonal antibody manufacturers by better characterizing patients before treatments. In recent months, several monoclonal antibody treatments have had their EUA revoked or have demonstrated a reduction in efficacy on a standalone or in combination with other treatments due to mutational impact. Use of the Linea Mutation Panel is tied to our Linea™ COVID-19 Assay Kit to determine positivity in clinical samples that would drive additional Assay demand if the EUA is granted for our Mutation Panel. We believe that an EUA-authorized Linea Mutation Panel will also provide additional value to our existing COVID-19 testing customers and, when combined with our Whole Genome Sequencing assets, provide data of interest to epidemiologists.

“Concurrently, the launch of our veterinary LinearDNA™ COVID-19 vaccine trial and the subsequently reported strong immune response that the vaccine candidate elicited, further reinforce the value proposition of LinearDNA, and, longer-term, generates invaluable preclinical data supporting the eventual application of LinearDNA to nucleic acid-based therapies in humans.”

Concluded Dr. Hayward, “Looking ahead, the confluence of increasing positivity rates due to the Delta variant, the commingling of vaccinated, partially vaccinated, and unvaccinated individuals, and new mandatory testing requirements for local and state-level employees in our operating area affirm the need for ongoing and consistent COVID-19 screening available through safeCircle. Subject to FDA's evolving EUA request review priorities, we expect to file shortly our formal request for EUA for our Linea Mutation Panel. In addition, in the coming weeks we intend to launch our COVID-19 veterinary vaccine candidate challenge trial in furtherance of a commercial animal health opportunity.

“Regarding our supply chain security business, we have cautious optimism within the cotton supply chains we serve as we approach the start of the cotton ginning season in the U.S. However, with Asia-Pacific beset by the Delta variant, man-made fiber opportunities remain static. With the tailwind of COVID-19 testing at our back supplemented by continued execution on business development initiatives, we believe we are laying the foundation for sustainable growth.”

Fiscal Third Quarter 2021 Financial Highlights:

•	Revenues increased 294% for the third quarter of fiscal 2021 to $1.7 million, compared with $432 thousand reported in the same period of the prior fiscal year and decreased 36% from $2.7 million for the second quarter of fiscal 2021. The increase in revenues year over year was due primarily to an increase in service revenues of approximately $686 thousand and an increase of $583 thousand in product revenues. The increase in service revenue was primarily from revenues derived from our safeCircle™ COVID-19 surveillance testing. The increase in product revenue was mainly attributable to an increase in sales of our Linea™ COVID-19 Assay Kit. The decrease in revenues compared to the second quarter of fiscal 2021 was due to a decline in our safeCircle™ COVID-19 surveillance testing.
•	Total operating expenses increased to $4.5 million for the third fiscal quarter of 2021, compared with $3.5 million in the prior fiscal year’s third quarter and decreased from $4.6 million for the second quarter of fiscal 2021. The year-over-year increase is primarily attributable to an increase in total payroll of $535 thousand, of which $325 thousand was for staffing of Applied DNA Clinical Labs, LLC (ADCL). The increase in operating expenses was also the result of an increase of $148 thousand for supplies and equipment to operate the ADCL laboratory. The increase also relates to increases in research and development expenses of $215 thousand and depreciation and amortization of $186 thousand.

•	Net loss applicable to common stockholders for the quarter ended June 30, 2021, was $3.5 million, or $0.46 per share, compared with a net loss of $3.3 million, or $0.72 per share, for the quarter ended June 30, 2020.

•	Excluding non-cash expenses, Adjusted EBITDA was negative $2.8 million for both the quarters ended June 30, 2021, and 2020. See below for information regarding non-GAAP measures.
•	Cash and cash equivalents stood at $12.2 million on June 30, 2021, compared to $7.8 million as of September 30, 2020.

Nine-Month Financial Highlights:

•	Revenues increased 270% for the first nine-months of fiscal 2021 to $6.0 million, compared with $1.6 million reported in the same period of the prior fiscal year. The increase in revenues year over year was due primarily to an increase in service revenues of approximately $2.7 million and an increase of $1.7 million in product revenues. The increase in service revenue was primarily from revenues derived from our safeCircle COVID-19 surveillance testing. The increase in product revenue was mainly attributable to an increase in sales of our Linea Assay Kit.
•	Total operating expenses increased to $13.5 million for the first nine-months of fiscal 2021, compared with $9.5 million in the same period of the prior fiscal year. This increase is primarily attributable to an increase in payroll of $790 thousand relating to additional headcount to staff at ADCL. The increase in operating expenses also related to an increase in stock-based compensation expense of $834 thousand primarily relating to officer stock option grants that vested immediately. The increase also relates to increases in research and development expenses of $570 thousand and depreciation and amortization of $341 thousand.

•	Net loss applicable to common stockholders for the nine-months ended June 30, 2021, was $9.8 million, or $1.45 per share, compared with a net loss of $8.9 million, or $2.54 per share, for the first six months of fiscal 2020.

•	Excluding non-cash expenses, Adjusted EBITDA was negative $6.7 million for the first nine months of fiscal 2021, compared to negative $7.8 million for the same period in the prior fiscal year. See below for information regarding non-GAAP measures.

Fiscal Third Quarter 2021 Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal third quarter-end 2021 results on Thursday, August 12, 2021, at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live webcast: https://services.choruscall.com/mediaframe/webcast.html?webcastid=Bin1qa3n

Telephonic replay (available 1 hour following the conclusion of the live call through August 19, 2021):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 10158254

The webcast and accompanying PowerPoint presentation will be archived on the ‘IR Calendar and Corporate Presentations’ page listed under the Investor Relations drop-down menu on the Company’s website.

About safeCircle™

ADCL’s high throughput pooled testing program, known as safeCircle™, utilizes frequent, high-sensitivity pooled testing to help prevent virus spread by quickly identifying infections within a community, school, or workplace. safeCircle provides rapid results using real-time PCR (RT-PCR) testing.

Click through to learn more about how safeCircle can help your community, school, and workplace: safeCircle

About Linea™ COVID-19 Assay Kit and LineaTM SARS-CoV-2 Mutation Panel

The Linea™ COVID-19 Assay Kit is a real-time RT-PCR test intended for the qualitative detection of nucleic acid from SARS-CoV-2 in respiratory specimens including anterior nasal swabs, self-collected at a healthcare location or collected by a healthcare worker, and nasopharyngeal and oropharyngeal swabs, mid-turbinate nasal swabs, nasopharyngeal washes/aspirates or nasal aspirates, and bronchoalveolar lavage (BAL) specimens collected by a healthcare worker from individuals who are suspected of COVID-19 by their healthcare provider (HCP). The test is also intended for use with anterior nasal swab specimens that are self-collected in the presence of an HCP from individuals without symptoms or other reasons to suspect COVID-19 when tested at least weekly and with no more than 168 hours between serially collected specimens.

The scope of the Linea™ COVID-19 Assay Kit EUA, as amended, is expressly limited to use consistent with the Instructions for Use by authorized laboratories, certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) to perform high complexity tests. The EUA will be effective until the declaration that circumstances exist justifying the authorization of the emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 is terminated or until the EUA’s prior termination or revocation. The diagnostic kit has not been FDA cleared or approved, and the EUA’s limited authorization is only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens.

The Linea™ SARS-CoV-2 Mutation Panel (formally SGS™ Mutation Panel) (the “Linea Mutation Panel”) is for Research Use Only (RUO) and shall not be used for clinical diagnostic purposes. The Linea Mutation Panel has not been approved or authorized to diagnose, ameliorate and/or detect any disease by any U.S. or international regulatory authority.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is commercializing LinearDNA™, its proprietary, large-scale polymerase chain reaction (“PCR”)-based manufacturing platform that allows for the large-scale production of specific DNA sequences.

The LinearDNA platform has utility in the nucleic acid-based in vitro diagnostics and preclinical nucleic acid-based drug development and manufacturing market. The platform is used to manufacture DNA for customers as components of in vitro diagnostic tests and for preclinical nucleic acid-based drug development in the fields of adoptive cell therapies (CAR T and TCR therapies), DNA vaccines (anti-viral and cancer), RNA therapies, clustered regularly interspaced short palindromic repeats (CRISPR) based therapies, and gene therapies.

The LinearDNA platform also has non-biologic applications, such as supply chain security, anti-counterfeiting and anti-theft technology. Key end-markets include textiles, pharmaceuticals and nutraceuticals, and cannabis, among others.

Leveraging its deep expertise in nucleic acid-based technologies, the Company has also established safeCircle™, a pooled COVID-19 testing program that is grounded in the Company’s EUA-authorized Linea™ COVID-19 Assay Kit. safeCircle is designed to look for infection within defined populations or communities utilizing pooled testing methodologies that increase testing efficiencies. The Company has also developed and plans to seek EUA-authorization for its LineaTM SARS-CoV-2 Mutation Panel, an assay-based panel for the detection of certain SARS-CoV-2 genetic mutations.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN,’ and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW.’

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, the unknown amount of revenues and profits that will result from any COVID-19 testing contract (including the testing contract with the City University of New York), limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s diagnostic or therapeutic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (U.S. FDA), the U.S. Department of Agriculture (USDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA, the USDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, USDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, changes in guidance promulgated by the CDC, FDA and/or CMS relating to COVID-19 testing, disruptions in the supply of raw materials and supplies, the unknown ability to manufacture the vaccine candidates in large quantities, the fact that the safety and efficacy of the vaccine candidates has not yet been established, the unknown ability of the vaccine candidates to generate revenue or profit for Applied DNA, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology approved for therapeutic use, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 17, 2020, Quarterly Reports on Form 10-Q filed on February 11, 2021, May 13, 2021, and August 12, 2021 and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2021	2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$12,173,443	$7,786,743
Accounts receivable, net of allowance of $7,438 and $11,968 at June 30, 2021 and September 30, 2020, respectively	737,347	194,319
Inventories	429,116	497,367
Prepaid expenses and other current assets	356,414	599,296
Total current assets	13,696,320	9,077,725

Property and equipment, net	2,576,616	1,277,655

Other assets:
Deposits	95,053	95,083
Goodwill	285,386	285,386
Intangible assets, net	536,354	605,330
Total Assets	$17,189,729	$11,341,179

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,321,753	$1,926,427
Promissory notes payable-current portion	-	329,299
Secured convertible notes payable , net of debt issuance costs	-	1,499,116
Deferred revenue	252,807	511,036
Total current liabilities	1,574,560	4,265,878

Long term accrued liabilities	31,467	848,307
Promissory notes payable-long term portion	-	517,488
Total liabilities	1,606,027	5,631,673

Commitments and contingencies

Applied DNA Sciences, Inc. stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	-	-

Common stock, par value $0.001 per share; 200,000,000 shares authorized as of June 30, 2021 and September 30, 2020, 7,486,120 and 5,142,779 shares issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	7,488	5,144
Additional paid in capital	295,191,444	275,548,737
Accumulated deficit	(279,610,999)	(269,835,650)
Applied DNA Sciences, Inc. stockholders’ equity:	15,587,933	5,718,231
Noncontrolling interest	(4,231)	(8,725)
Total equity	15,583,702	5,709,506

Total liabilities and equity	$17,189,729	$11,341,179

APPLIED DNA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenues
Product revenues	$639,637	$56,911	$2,154,844	$492,582
Service revenues	1,060,683	374,605	3,833,159	1,124,926
Total revenues	1,700,320	431,516	5,988,003	1,617,508

Cost of revenues	550,457	154,804	1,149,629	566,417

Operating expenses:
Selling, general and administrative	3,239,953	2,589,042	10,298,343	7,247,999
Research and development	1,029,627	814,599	2,652,047	2,082,043
Depreciation and amortization	247,771	61,865	544,564	203,469
Total operating expenses	4,517,351	3,465,506	13,494,954	9,533,511

LOSS FROM OPERATIONS	(3,367,488)	(3,188,794)	(8,656,580)	(8,482,420)

Interest income (expense), net	3,572	(28,624)	11,975	(86,811)
Loss on extinguishment of convertible notes payable	-	-	(1,774,662)	-
Gain on extinguishment of notes payable	-	-	839,945	-
Other expense, net	(82,799)	(72,694)	(191,533)	(334,527)

Loss before provision for income taxes	(3,446,715)	(3,290,112)	(9,770,855)	(8,903,758)

Provision for income taxes	-	-	-	-

NET LOSS	(3,446,715)	(3,290,112)	(9,770,855)	(8,903,758)

Less: Net (income) loss attributable to noncontrolling interest	(2,278)	662	(4,494)	(528)
NET LOSS attributable to Applied DNA Sciences, Inc.	(3,448,993)	(3,289,450)	(9,775,349)	(8,904,286)
Deemed dividend related to warrant modifications	-	-	-	2,842
NET LOSS attributable to common stockholders	$(3,448,993)	$(3,289,450)	$(9,775,349)	$(8,907,128)

Net loss per share attributable to common stockholders-basic and diluted	$(0.46)	$(0.72)	$(1.45)	$(2.54)

Weighted average shares outstanding- basic and diluted	7,486,120	4,577,997	6,724,503	3,512,149

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	Three Month Period Ended June 30,		Nine-Month Period Ended June 30,
	2021	2020	2021	2020
Net Loss	$(3,446,715)	$(3,290,112)	$(9,770,855)	$(8,903,758)
Interest expense (income), net	(3,572)	28,624	(11,975)	86,811
Depreciation and amortization	247,771	61,865	544,564	203,469
(Gain) Loss on extinguishment of debt	-	-	934,717	-
Provision for bad debt	(13,392)	21,880	6,245	21,880
Stock based compensation expense	410,429	364,819	1,631,175	797,577
Total non-cash items	641,236	477,188	3,104,726	1,109,737
Consolidated Adjusted EBITDA (loss)	$(2,805,479)	$(2,812,924)	$(6,666,129)	$(7,794,021)

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